Mail Stop 3561

                                                          March 15, 2018


Via E-mail
John Venners
Principal Executive Officer
Northsight Capital, Inc.
7580 E Gray Rd., Suite 103
Scottsdale, AZ 85260

       Re:    Northsight Capital, Inc.
              Form 10-K for the Fiscal Year Ended December 31, 2016 Filed April 17, 2017
              File No. 000-53661

Dear Mr. Venners:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                          Sincerely,

                                                          /s/ Brigitte Lippmann
(for)

                                                          John Reynolds
                                                          Assistant Director
                                                          Office of Beverages,
                                                          Apparel and Mining


cc:    John G. Nossiff, Esq.
       The Nossiff Law Firm, LLP